UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2016 root9B Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50502	20-0443575
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

4521 Sharon Road, Suite 300 Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (704) 521-8077

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2016, the Board of Directors (the “Board”) of root9B Technologies, Inc. (the “Company”) appointed William Hoke as the Company’s Chief Financial Officer, effective immediately.

Mr. Hoke, age 55, joins the Company from Road Machinery, Inc., where he served as Chief Financial Officer since June 2008. During 2007 and 2008, Mr. Hoke served as the Vice President of Finance and Interim Chief Financial Officer of Mesa Air Group, Inc. (formerly NASDAQ: MESA). Prior to Mesa, Mr. Hoke served as the North American Vice President of Finance for Insight Enterprises, Inc. (NASDAQ NSIT), a global provider of IT hardware, software, and service solutions to business, government, healthcare and educational clients. Mr. Hoke holds a BS in Accounting from the University of Northern Iowa and is a Certified Public Accountant.

On November 22, 2016, the Company and Mr. Hoke entered into an employment agreement (the “Hoke Agreement”). Pursuant to the terms of the Hoke Agreement, Mr. Hoke will serve as the Company’s Chief Financial Officer for a term of two years, which term may be extended under mutually agreed upon terms and conditions. Mr. Hoke will be paid an annual base salary of $225,000 and will be eligible to participate in the Company’s discretionary bonus program. Subject to approval of the Board or the Compensation Committee of the Board, Mr. Hoke is expected to receive options to purchase up to 300,000 shares of the Company’s common stock under the Company’s 2008 Stock Incentive Plan, with one-third vesting on the date of the grant, one-third vesting on November 22, 2017, and one-third vesting on November 22, 2018. The options will have an exercise price per share equal to the closing price per share of the Company’s common stock on the date of the grant. Mr. Hoke will also be eligible to participate in the Company’s standardized benefits programs, including participation in all employee benefit plans, health, vacation and sick leave.

In the event Mr. Hoke’s employment is terminated without cause or Mr. Hoke resigns for Good Reason, the Company will (i) pay Mr. Hoke severance equal to the greater of the unpaid base salary through November 22, 2018 or one half of his annual base salary, (ii) pay Mr. Hoke any accrued expenses for which he has not been reimbursed, and (iii) in the event of a Change of Control (as defined in the Hoke Agreement), accelerate vesting of all outstanding options to purchase the Company’s common stock held by Mr. Hoke.

If Mr. Hoke’s employment is terminated for any other reason, Mr. Hoke will be entitled to receive (i) the accrued but unpaid portion of his annual base salary, and (ii) reimbursement for any accrued expenses for which he has not been reimbursed.

Mr. Hoke is not related to any other director or executive officer of the Company. There are no related party transactions involving Mr. Hoke that are reportable under Item 404(a) of Regulation S-K.

Also on November 22, 2016, the Company and Michael Effinger, the Company’s former Chief Financial Officer, entered into an employment agreement (the “Effinger Agreement”). Pursuant to the terms of the Effinger Agreement, Mr. Effinger will serve as a non-officer employee of the Company and will provide transitional services to the Company at the direction of the Company’s Chief Operating Officer. Unless terminated earlier, Mr. Effinger’s employment with the Company will end on March 31, 2017. Mr. Effinger will receive an annual base salary of $250,000, effective October 1, 2016. Under certain conditions, at the end of the term of the Effinger Agreement, Mr. Effinger will be eligible to receive a discretionary bonus of $62,500 (the “Retention Bonus”). Mr. Effinger will continue to be eligible to participate in the Company’s standardized benefits programs, including participation in all employee benefit plans, health, vacation and sick leave.

If the Company terminates Mr. Effinger’s employment without cause prior to March 31, 2017, Mr. Effinger will be entitled to (i) receive any accrued but unpaid salary through the date of termination, any unreimbursed business expenses, and the Retention Bonus, (ii) accelerated vesting of all outstanding options to purchase the Company’s common stock held by him, and (iii) continued group health plan coverage for himself and his eligible dependents for no more than three months following his termination.

The foregoing descriptions of the Hoke Agreement and the Effinger Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01    Other Events.

On November 29, 2016, the Company issued a press release regarding the appointment of Mr. Hoke as the Company’s CFO. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

The information set forth in the Exhibit Index immediately following the signature page to this Current Report on Form 8-K is incorporated by reference into this Item 9.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ROOT9B TECHNOLOGIES, INC.

Dated: November 29, 2016	By:	/s/ Dan Wachtler
	Name:	Dan Wachtler
	Title:	Chief Operating Officer

Exhibit Index

Exhibit	Description
10.1	Employment Agreement dated November 22, 2016, by and between William Hoke and root9B Technologies, Inc.
10.2	Employment Agreement dated November 22, 2016, by and between Michael Effinger and root9B Technologies, Inc.
99.1	Press release dated November 29, 2016.

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